Press contacts:
Colleen Nichols                                                                           Sarah London
SonicWALL, Inc.                                                                        SonicWALL, Inc.
+1 (408) 962-6131                                                                         +1 (408) 962-6163
cnichols@sonicwall.com                                                           slondon@sonicwall.com

SONICWALL APPOINTS CARL A. THOMSEN TO BOARD OF DIRECTORS
Thomsen also to serve on Audit Committee

SAN JOSE, CALIF. – December 11, 2009 – SonicWALL, Inc. (NASDAQ: SNWL), a leading secure network infrastructure company, announced that on December 9, 2009 Carl A. Thomsen was appointed to serve on its Board of Directors, effective immediately. Thomsen has also been appointed to serve on the Audit Committee of the Board, also effective immediately.

Thomsen has served since 2001 on the board of PCTel, a publicly traded company that designs, manufactures and distributes antenna solutions for public safety, wireless broadband, fleet management, network timing and other global positioning applications. He also serves as the chair of the audit committee for PCTel’s Board.

From 1995 to 2007, Thomsen was Chief Financial Officer and Corporate Secretary for Stratex Networks. Prior to joining Stratex, Thomsen held various positions within the financial organization of Measurex Corporation, including the position of Chief Financial Officer.

Thomsen holds a Masters Degree in Business Administration from the University of Michigan and a Bachelor of Science Degree in accounting from Valparaiso University.

"Carl is a welcome addition to our board of directors," said John Shoemaker, Chairman of the Board. "Carl brings to the Board substantial experience in finance as well as corporate governance and compliance.”

About SonicWALL, Inc.

SonicWALL, Inc. the leader in network security, focuses on developing solutions that remove the cost and complexity out of managing a secure network environment. With over one million award-winning appliances shipped through its global network of ten thousand channel partners, SonicWALL provides end-to-end solutions including Firewalls, SSL VPNs, Email Security and Continuous Data Protection that collectively ensure robust, secure network protection. For more information, visit the company web site at http://www.sonicwall.com/.